UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is a transcript of a voicemail message from Robert Fairbairn, a Trustee of BlackRock California Municipal Income Trust (“BFZ” or the “Fund”), to shareholders of the Fund.

“Hello, this is Rob Fairbairn, Trustee of the BlackRock California Municipal Income Trust, calling about an important shareholder vote taking place on July 11th that could impact your investment, including the monthly distributions you receive.

We ask that you make your voice heard and vote for your highly qualified Board nominees on BlackRock’s WHITE card.

Please discard any gold card you may receive from Saba, a predatory hedge fund is attempting to take control of your fund by installing inexperienced and unqualified nominees who may take actions that are harmful to the Fund and its shareholders, like you, so that Saba may earn a profit at your expense.

We hope that you will support your current director nominees by voting on the WHITE card.

Please call 1-866-628-6023 if you have questions about this matter or to opt out of pre-recorded voicemails. Thank you.”